CERTIFICATION OF TRUST

NEW MOON TRUST

BARRY L. GUTERMAN, as Special Trustee of NEW MOON TRUST, certifies as follows:

1.	CREATION OF TRUST
The Trust was created on June 1, 1995, under a Declaration of Trust executed on that date ("Trust").

2.	NAME OF TRUST
The name of the Trust is NEW MOON TRUST.

3.	SPECIAL TRUSTEE
The currently acting Special Trustee of the Trust is BARRY L. GUTERMAN.

4.	TRUST PROPERTY
The Special Trustee is now holding as the Special Trustee of the Trust one or more items of property, which constitute the Trust property, including real property.

5.	REVOCABILITY OF TRUST
The Trust is revocable.

6.	POWERS OF SPECIAL TRUSTEE
By written instrument signed and acknowledged and delivered to the Special Trustee by either of Trustors, so long as such Trustor is acting as a Trustee, the Special Trustee has the following powers for managing the Trust and the Trust property:

6.01.    General Powers of Special Trustee
Under the Trust, the Special Trustee has all of the powers given to Trustees under California law (see Probate Code sections 16200 and following) plus any other powers, discussed below, given by the Trust.

6.02.    Specific Powers of Special Trustee
Under the Trust the Special Trustee has the following specific powers:

(a)	Acquire, Sell and Exchange
To purchase, grant, sell, convey, exchange or convert any real or personal property, wherever located, including within or outside the United States; and to comply with the terms of any buy-sell agreement covering assets owned by the Trust or Trustors, which was entered into prior to either Trustor's death;

(b)	Acquire, Own and Operate Business
To retain and operate an interest in any family business of Trustors or Beneficiaries of the Trust, whether corporate, partnership or proprietorship, notwithstanding that such interest may be disproportionate to other assets, or unproductive or underproductive; to form or cause to be formed such corporation, partnership or other business organization as the Special Trustee, in its discretion, may deem advisable;

(c)	Establish Qualified Subchapter S Trusts
To amend this Trust Instrument to enable any Trust created pursuant to this instrument to qualify as an eligible shareholder of a subchapter S corporation as described in sections 1361(c)(2)(A)(i) or 1361(d)(3) of the Code, as the case may be;

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(d)	Lease, Sale, Contracts, Options and Other Transactions
With or without court authorization, sell (for cash or on deferred payments, and with or without security), convey, exchange, partition, and divide Trust property; grant options for the sale or exchange of Trust property for any purpose, whether the contract is to be performed or the option is to be exercised within or beyond the term of the Trust; and lease Trust property for any purpose, for terms within or extending beyond the expiration of the Trust, regardless of whether the leased property is commercial or residential and regardless of the number of units leased.

(e)	Mineral Rights
To enter into oil, gas and other mineral leases on such terms as it may deem proper;

(f)	Subdivide and Improve
Subdivide or develop land; make or obtain the vacation of plats and adjust boundaries, or adjust differences in valuation on exchange or partition by giving or receiving consideration; and dedicate land or easements to public use with or without consideration.

(g)	Management
Manage, control, improve, and maintain all real and personal Trust property.

(h)	Repairs
Make ordinary or extraordinary repairs or alterations in buildings or other Trust property, demolish any improvements, raze existing party walls or buildings, and erect new party walls or buildings, as the Special Trustee deems advisable.

(i)	Agents and Employees
Employ and discharge agents and employees, including but not limited to attorneys, accountants, investment and other advisers, custodians of assets, property managers, real estate agents and brokers, and appraisers, to advise and assist the Special Trustee in the management of any Trusts created under this Trust instrument, and compensate them from the Trust property.

(j)	Securities
With respect to securities held in Trust, exercise all the rights, powers, and privileges of an owner, including, but not limited to, the power to vote, give proxies, and pay assessments and other sums deemed by the Special Trustee necessary for the protection of the Trust property; participate in voting Trusts, pooling agreements, foreclosures, reorganizations, consolidations, mergers, and liquidations, and, in connection therewith, deposit securities with and transfer title to any protective or other committee under such terms as the Special Trustee deems advisable; exercise or sell stock subscription or conversion rights; and accept and retain as investments of the Trust any securities or other property received through the exercise of any of the foregoing powers.

(k)	Title of Trust Assets
Hold securities or other Trust property in the Special Trustee's own name or in the name of a nominee, with or without disclosure of the Trust, or in unregistered form, so that title may pass by delivery.

(l)	Deposit of Securities
Deposit securities in a securities depository that is either licensed or exempt from licensing.

(m)	Loan and Invest
To loan, reloan, invest and reinvest the Trust Estate or any part thereof;

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(n)	Insurance
Procure and carry, at the expense of the Trust, insurance in such forms and in such amounts as the Special Trustee deems advisable to protect the Trust property against damage or loss, and to protect the Special Trustee against liability with respect to third persons.

(o)	Borrow Money; Margin Accounts
To borrow money for any Trust purpose; hypothecate and encumber the Trust Estate or any part thereof; and replace, renew and extend any encumbrance thereon upon such terms, conditions and security as may be determined by Special Trustee; to pay loans or other obligations of the Trust Estate as the Special Trustee, in its sole and absolute discretion, deems advisable; in addition, to buy, sell and trade in securities of any nature, including short sales, on margin account up to the limit allowed by law and for such purposes may maintain and operate margin accounts with brokers and may pledge any securities held or purchased by it with such brokers as security for loans and issuances made to the Special Trustee. As used in this instrument, the term "Trust purpose" shall include the power to encumber Trust assets for the purpose of securing loans made payable to or for the benefit of Trustors and extended during either or both of their lifetimes;

(p)	Guarantee Loans
To guarantee loans made by third parties to Trustors, or either of them, or to any corporation or partnership in which the Trust and/or Trustors, or either of them, have a direct or indirect interest; and to directly or indirectly pledge or hypothecate Trust assets as collateral for any such loans;

(q)	Enforcement of Obligations
Enforce any obligation owing to the Trust, including any obligation secured by a deed of Trust, mortgage, or pledge held as Trust property, and purchase any property subject to a security instrument held as Trust property at any sale under the instrument.

(r)	Extensions
Extend the time for payment of any note or other obligation held as an asset of, and owing to, the Trust, including accrued or future interest, and extend the time for repayment beyond the term of the Trust.

(s)	Claims
Pay or contest any claim against the Trust; release or prosecute any claim in favor of the Trust; or, in lieu of payment, contest, release, or prosecution, adjust, compromise, or settle any such claim, in whole or in part, and with or without consideration.

(t)	Commence or Defend Litigation
At Trust expense, prosecute or defend actions, claims, or proceedings of whatever kind for the protection of the Trust property and of the Special Trustee in the performance of the Special Trustee's duties, and employ and compensate attorneys, advisers, and other agents as the Special Trustee deems advisable.

(u)	Compromise Claims
To compromise, submit to arbitration, release with or without consideration and otherwise adjust any claims in favor of or against any Trust provided for in this Trust;

(v)	To Designate Attorneys-In-Fact
To designate an attorney or attorneys-in-fact with all of the powers described herein, unless limited by the instrument designating such attorney or attorneys-in-fact; and

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(w)	Other Powers
Subject to any limitations expressly set forth in this Trust and the faithful performance of its fiduciary obligations, to do all such acts, take all such proceedings and exercise all such rights and privileges as could be done, taken or exercised by an absolute owner of the Trust property.

6.03.        Financial Powers of the Special Trustee
        Under the California Probate Code, the Special Trustee has certain powers to conduct any financial transactions for the Trust. These powers include the power to open and maintain checking accounts and savings accounts in any insured banks, savings and loans, or other financial institutions (see Probate Code ' 16225); the power to invest Trust property (see Probate Code ' 16223); the power to borrow money (see Probate Code ' 16241); and the power to lend money to any beneficiary of the Trust or to guarantee loans, using Trust property, to any beneficiary of the Trust (see Probate Code ' 16244). The Special Trustee also has the power to execute all papers that are necessary to carry out these powers (see Probate Code ' 16248).

6.04.	Powers of the Special Trustee For Management and Control of Real Property
Under California Probate Code Sections 16226 through 16233, the Special Trustee has the powers to acquire or dispose of Trust property, to manage Trust property, to mortgage or encumber Trust property, to repair or alter Trust property (including to demolish or to build any improvements on Trust property), to develop, subdivide, and dedicate to public use any Trust property land, to lease any Trust property, to obtain property by lease, and to lease any mineral rights of any Trust property or obtain mineral rights to property for the Trust.

6.05.	Powers of the Special Trustee For Management and Control of Securities and Investments
Under California Probate Code Sections 16234 through 16239, the Special Trustee has the powers to exercise for any security belonging to the Trust all the rights, powers, and privileges of an owner, including the power to vote, give proxies, waive notice of shareholder's meeting or consent to the holding of a meeting, and approve any actions that may be taken by shareholders. The Special Trustee also has the power to pay any calls, assessments, or other sums chargeable to the Trust because of any securities. The Special Trustee may also sell or exercise stock subscriptions or conversion rights.

The Special Trustee has the power to consent directly or consent by agent or committee to the reorganization, consolidation, merger, dissolution, or liquidation or a business entity. The Special Trustee may also participate in voting Trusts, pooling agreements, and foreclosures and may deposit securities with or transfer title to any protective or other committee. The Special Trustee has the power to hold securities in the name of a nominee without disclosure of the Trust. The power to deposit securities in a securities depository that is either licensed or exempt from licensing under the Financial Code.

6.06.        Powers of the Special Trustee For Operation and Control of Business Entities
Under California Probate Code Section 16222, the Special Trustee has the power to continue or participate in the operation of any business, including a farm or ranch, belonging to the Trust and to change the form of the business.

7.    CONFIDENTIALITY OF TRUST
The Trustors intend that this Trust shall be confidential, and the Special Trustee shall not disclose Trustors' names or the names of any of the beneficiaries without the express written consent of the Trustors. Additionally, the Special Trustee cannot furnish a copy of this Trust to any person or entity without the express written consent of the Trustors. The purpose of the this provision is to insure the privacy of the Trustors and their family, and shall in no way be interpreted as an attempt to mislead any person or entity engaged in a transaction with the Trust.

The Special Trustee is empowered to execute a Certification of Trust in accordance with the provisions of California Probate Code '18100.5. The certification shall comply with the Trustors' desire for confidentiality.

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8.    NO REVOCATIONS, MODIFICATIONS, OR AMENDMENTS
The Trust has not been revoked, modified, or amended in any manner which would cause the representations contained in this certification of Trust to be incorrect.

9.    SIGNED BY THE CURRENTLY ACTING SPECIAL TRUSTEE
This certification is being signed by the currently acting Special Trustee of the Trust.

10.   ACCURACY
This certification of Trust is a true and accurate statement of the matters referred to herein.

11.   SIGNATURE AUTHORITY
The signature of only one Trustee is required to exercise the powers of the Trustee under the Trust.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

Date: January 4, 2005

SPECIAL TRUSTEE

/s/ Barry L. Guterman
BARRY L. GUTERMAN

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